Exhibit 10.11

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

DATED 23 November 2020

(1)        OXFORD UNIVERSITY INNOVATION LIMITED

and

(2)        PEPGEN LIMITED

and

(3)        MEDICAL RESEARCH COUNCIL AS PART OF UNITED KINGDOM RESEARCH AND INNOVATION

LICENCE OF TECHNOLOGY

(OUI PROJECT Numbers [***])

(MRC PROJECT Numbers [***])

THIS AGREEMENT is made on            November 2020 (“Effective Date”)

BETWEEN:

(1)	OXFORD UNIVERSITY INNOVATION LIMITED (Company No. 2199542) whose registered office is at University Offices, Wellington Square, Oxford 0X1 2JD, England (“OUI”);

(2)

MEDICAL RESEARCH COUNCIL as part of United Kingdom Research and Innovation (also known as UK Research and Innovation) a body corporate established pursuant to section 91 of the Higher Education and Research Act 2017 whose address is Polaris House, North Star Avenue, Swindon, SN2 1 FL (“MRC”); and

(3)	PEPGEN LIMITED (Company Registration No. 11170794) whose registered office is at Bioescalator, Innovation Building, The Old Road Campus, Roosevelt Drive, Headington, Oxford 0X3 7FZ (the “Licensee”).

BACKGROUND:

(A)

The Licensed Data are owned by OUI. The Licensed Technology, with the exception of the DM1 Application, is owned by OUI and MRC. The DM1 Application is owned by OUI, MRC, Association Institut de Myologie, INSERM and Sorbonne Universite (the latter three institutions being the “French Institutions”) pursuant to a co-ownership agreement between OUI and the French Institutions (“Co-ownership Agreement”). Under the Co-ownership Agreement, the French Institutions have granted to OUI the exclusive right to grant commercial licences to third parties. The Licensed Data and Licensed Technology are connected with OUI Project Numbers [***] and MRC Asset Number: [***], in respect of cell penetrating peptides for treatment of Duchenne muscular dystrophy, spinal muscular atrophy and other conditions.

(B)

The Licensee and Licensors entered into an agreement dated 26 March 2018 (“Original Licence Agreement”) whereby the Licensors granted the Licensee an exclusive licence to the Licensed Technology as amended by an addendum dated 21 December 2018 (the “Addendum”),

(C)	The Licensee and Licensors now wish to amend and restate the terms of the licence granted under the Original Licence Agreement as amended by the Addendum.

AGREEMENT:

1.	INTERPRETATION

1.1

In this agreement (including its Schedules), any reference to a “clause” or “Schedule” is a reference to a clause of this agreement or a schedule to this agreement, as the case may be. Words and expressions used in this agreement have the meaning set out in Schedule 1 .

2.	GRANT OF LICENCE

2.1

The licence granted under the Original Licence Agreement as modified by the Addendum shall, with effect from the Effective Date, be subject to the terms and conditions of this agreement in lieu of the terms and conditions of the Original Licence Agreement and Addendum which shall have no effect on or after the Effective Date.

2.2

For the avoidance of doubt, notwithstanding the reference to certain indications in recital (A) above, the licence granted under clause 2.3 below is unrestricted as to field and accordingly the Licensee shall be free to use the Licensed Technology in any indication.

2.3

In consideration of the payments required to be made under this agreement by the Licensee, each of the Licensors grants to the Licensee a licence in the Territory in respect of the Licensed Technology to Exploit the Licensed Product and Licensed Technology on and subject to the terms and conditions of this agreement. Subject to clause 3, the Licence is exclusive in relation to the Licensed Technology (excluding the Licensed Know-How). The Licence is non-exclusive in relation to the Licensed Know-How.

2.4	OUI confirms that it has supplied (and to the extent that it has not, undertakes within [***] of the Effective Date to supply) the Licensee with all of the Licensed Know-How and the Licensed Data.

2.5	The Licensee may grant sub-licences with the prior written consent of OUI or MRC, such consent not to be unreasonably withheld, conditioned or delayed, provided that:

2.5.1

the sub-licensee has obligations to the Licensee commensurate with those which the Licensee has to each of the Licensors under this agreement, except the financial terms of this agreement or where it is not legally possible to include such obligations in the sub-licence;

2.5.2	the nature of the proposed sub-licensee is not likely in OUI’s or MRC’s reasonable opinion to have any detrimental impact on the reputation of OUI, MRC or of the University;

2.5.3

as soon as reasonably practicable following the grant of each sub-licence, the Licensee provides a certified copy of that sub-licence to each of the Licensors, such copy to be Confidential Information of the Licensee which may be redacted to the extent any information in such sub-licence does not relate to the Licensed Technology, the Licensors and/or this agreement;

2.5.4	the sub-licensee enters into a Deed of Covenant with the Licensors in the form set out in Schedule 6; and

2.5.5	no sub-licence will carry any right to sub-sub-license (other than a sub-sub-licence of a nature substantially similar to that of clause 2.6 below).

2.6

In addition to its right under clause 2.5 above, the Licensee shall, without requiring the consent of the Licensors (or either of them), be entitled to grant sub-licenses (i) to its Affiliates; and (ii) to those persons whom the Licensee (or its Affiliates) contracts to perform research and/or development services (including clinical trials) on or in relation to Licensed Product but only to the extent necessary for those contractors to perform the work contracted to them.

2.7	Any rights not expressly granted under this Agreement are hereby reserved to their respective proprietors.

3.	RIGHTS REGARDING NON-COMMERCIAL USE

3.1

The Licensee grants OUI an irrevocable, perpetual, royalty-free licence to grant the University, and those who at any time work or have worked on the Licensed Technology, the licence set out in clause 3.2.

3.2

Without prejudice to clause 3.4, OU I has granted to the University, and those persons who at any time work or have worked on the Licensed Technology, a non- transferable, irrevocable, perpetual, royalty-free licence to use the Licensed Technology for Non-Commercial Use and to publish, the Licensed Technology.

3.3

Without prejudice to clause 3.4, the Licensee hereby grants to MRC a non- transferable, irrevocable, perpetual, royalty-free licence to use the Licensed Technology for Non-Commercial Use and to publish, the Licensed Technology. MRC also has the right to grant sub-licences to any persons at MRC or academic/not-for-profit institutions who at any time work or have worked on or funded or whose collaboration with MRC has contributed to the creation of, the Licensed Technology for Non-Commercial Use only.

3.4

For the avoidance of doubt, the Licensee agrees that each of MRC, OUI and the University is free to use, publish (subject to clauses 3.6 and 3.7 below) or grant licences to the Licensed Know-How in any fields in any territories, as it sees fit.

3.5

The Licensors acknowledge that Licensee has an expectation of commercial confidentiality in relation to Confidential Information provided by the Licensee to the Licensors in relation to all pre-clinical and clinical uses of its lead candidate Licensed Products, and that such uses incur liability risks and regulatory obligations.

3.6

Where the University wishes to submit a publication including the Licensed Know-How and/or the Licensed Data (together the “Relevant Know-How and Data”), OUI shall procure that the University will use all reasonable endeavours to submit such draft publication to the Licensee in writing not less than [***] in advance of the submission for publication. The Licensee may make a written request to the University to delay submission for publication if, in the Licensee’s reasonable opinion, such delay is necessary in order to (i) seek patent or similar protection for the Relevant Know-How and Data; and/or (ii) safeguard its valuable proprietary information and/or trade secrets. A delay imposed on submission for publication as a result of a written request made by the Licensee shall not last longer than is necessary to seek required protection; and therefore shall not exceed [***] from the date of receipt of the written request to delay submission for publication by the Licensee, although OUI will procure that the University will not unreasonably refuse a request from the Licensee for additional delay in the event that Intellectual Property Rights would otherwise be lost. If Relevant Know-How and Data that is to be included in any proposed publication comprises of valuable proprietary information and/or trade secrets that are not patentable (or that it are patentable but maintaining such information as a trade secret is, in Licensee’s reasonable opinion, preferable to patenting it) the Licensee and OUI shall, in good faith, seek to agree upon the steps to be taken to ensure the value of Relevant Know-How and Data is retained while at the same time trying to enable the University to make some form of agreed publication. Notification of the requirement for delay in submission for publication must be received by the University within [***] after the receipt of the notice of intention to publish by the Licensee, failing which the University shall be free to assume that the Licensee has no objection to the proposed publication.

3.7

Where MRC wishes to submit a publication including the Licensed Know-How, MRC will use all reasonable endeavours to submit such draft publication to the Licensee in writing not less than [***] in advance of the submission for publication. The Licensee may make a written request to MRC to delay submission for publication if, in the Licensee’s reasonable opinion, such delay is necessary in order to (i) seek patent or similar protection for the Licensed Know-How; and/or (ii) safeguard its valuable proprietary information and/or trade secrets. A delay imposed on submission for publication as a result of a written request made by the Licensee shall not last longer than is necessary to seek required protection; and therefore shall not exceed [***] from the date of receipt of the written request to delay submission for publication by the Licensee, although MRC will not unreasonably refuse a request from the Licensee for additional delay in the event that Intellectual Property Rights would otherwise be lost. If the Licensed Know-How that is to be included in any proposed publication comprises of valuable proprietary information and/or trade secrets that are not patentable (or that it is patentable but maintaining such information as a trade secret is, in Licensee’s reasonable opinion, preferable to patenting it) the Licensee and MRC shall, in good faith, seek to agree upon the steps to be taken to ensure the value of the Licensed Know-How is retained while at the same time trying to enable MRC to make some form of agreed publication. Notification of the requirement for delay in submission for publication must be received by MRC within [***] after the receipt of the notice of intention to publish by the Licensee, failing which MRC shall be free to assume that the Licensee has no objection to the proposed publication.

3.8

The Licensors shall not (and OUI undertakes to procure that the University shall not) take any action (including entering in to any agreement) which is inconsistent with their obligations hereunder or is otherwise conflicting with the Licensee’s rights hereunder.

3.9

Where the University, OUI or MRC (or any of their respective employees, officers, students or other representatives) wants to conduct any study in human volunteers or patients (e.g. a clinical trial) or any study in animals in accordance with Good Laboratory Practice which makes any use of the Licensed Technology, OUI (in the case of itself and/or the University) or MRC will use reasonable endeavours to notify the Licensee in writing as soon as reasonably practicable, and provide, subject to third-party rights and/or obligations, to the Licensee, in confidence, details of the Compounds that are the subject of such study and, upon request, a copy of the protocol for such study and such other information as Licensee may reasonably require in order to assess the implications of such study (for example, the relevant investigators’ brochure or investigational medicinal product dossier where applicable). Having regard to the commercial sensitivity of any public disclosure of the identity of the Licensee’s lead Compounds and the potential regulatory implications of the conduct of studies thereon, OUI and MRC undertake to consider (and to procure that the University and, if relevant, the co-owners of the DM1 Application consider) in good faith any reasonable requests made by the Licensee to use alternative Compounds nominated by the Licensee in place of the originally specified Compounds, where the use of such alternative Compounds will protect the Licensee’s Confidential Information and/or modify the study protocol (for example, to reduce dose) without adversely affecting the conduct of the such clinical trial.

3.10	Matters pertaining to the Addendum

3.10.1

The Addendum shall be annulled with effect from the Effective Date whereupon it shall cease to have any effect and, for the avoidance of doubt, OUI hereby waives its rights under clause 3.2.2 of the Addendum.

3.10.2

OUI confirms that they have not (and OUI confirms that the University has not) granted any right to any person in or to the DPFS Funded Technology (as defined in the Addendum) whether under clause 3.2.1 of the Addendum or otherwise.

4.	FILING AND MAINTENANCE

4.1	The Licensee will pay OUI the DM1 Past Patent Costs within [***] of receiving an invoice from OUI.

4.2

OUI will in consultation with the Licensee and at the Licensee’s cost, prosecute, use all reasonable endeavours to maintain, and renew the Applications throughout the duration of this agreement. OUI will give all reasonable consideration to the views of the Licensee and will not unreasonably refuse to prosecute, maintain or renew the Applications provided always that the Licensee agrees to bear the costs of such action according to this clause 4.2. The Licensee will reimburse OUI for all costs, filing fees, lawyers’ and patent agents’ fees, expenses and outgoings of whatever nature incurred by OUI in the prosecution, maintenance and renewal of any of the Applications (including those incurred in opposition proceedings before the European Patent Office or in ex parte re-examination or inter partes review proceedings in the United States Patent and Trademark Office (“USPTO”) or any similar proceedings before any patent office challenging the grant or validity of any of the Applications) within [***] of receiving an invoice from OUI. OUI shall be entitled to make it a condition of any action of OUI under this clause 4.2 that the Licensee provides OUI with sufficient money in advance to cover the costs likely to be incurred in the action.

4.3

Where any of the Applications is prosecuted in the USPTO and the Licensee is a small business concern as defined under the US Small Business Act (15 USC 632) OUI intends to pay reduced USPTO patent fees under US patent law 35 USC 41 (h)(1). The Licensee will notify OUI as soon as reasonably possible if it or a sub-licensee ceases to be a small business concern as defined under the US Small Business Act (15 USC 632) or becomes aware of any other reason why it would not qualify for reduced USPTO patent fees under US patent law 35 USC 41(h)(1).

4.4

OUI shall procure that its patent agent(s) provide MRC with copies of Applications and Applications office actions on the same and with an annual update on the status of the Applications in each territory. MRC will grant a power of attorney to patent agent(s) to the extent required to act on MRC’s behalf for filing, prosecuting, maintaining and renewing the Applications, as requested by OUI or its patent agent(s).

4.5

The Licensee shall inform OUI not less than [***] in advance of any national phase filing deadline of the territories within the scope of the PCT that it wishes to be covered in the national phase of any of the Applications. In the event that the Licensee does not give the required minimum of [***] advance notice OUI shall then be entitled to proceed with filing the Applications at the Licensee’s cost in whichever territories as it may in its sole discretion decide.

4.6

Subject to MRC having the right to take over prosecution and maintenance of that Application in accordance with clause 4.8, the Licensee shall be entitled to remove any one or more of the countries from the Territory at any time by giving not less than [***] notice to OUI. If the relevant Application is proceeding under the PCT then such notice may not be given any earlier than the date for commencement of the national phase filing. For the avoidance of doubt the Licensee shall remain liable for the costs mentioned in clause 4.2 that arise or are incurred by OUI during the said notice period in respect of the countries being removed.

4.7

Unless as permitted by clause 4.8, OUI or the Licensee (in the case where OUI has transferred the prosecution or maintenance of the Applications to the Licensee in accordance with clause 4.8 below) will not abandon or transfer the prosecution or maintenance of any Applications without the prior written consent of MRC, such consent not to be unreasonably withheld or delayed.

4.8

In the event that OUI elects to discontinue the prosecution and/or maintenance of any of the Applications, OUI shall notify the Licensee of such election in writing (such notice to be given where reasonably possible no less than [***] prior to such patent rights lapsing). The Licensee shall have the right, but not the obligation to take over prosecution and maintenance of that Application in the joint names of the Licensors. The Licensee shall have [***] from the date of such election in writing to notify OUI that it wishes to take over prosecution and maintenance. If the Licensee elects not to prosecute or maintain or to abandon any or all of the Applications in any or all of the Major Territories for which it has assumed responsibility pursuant to this clause, the Licensee shall notify MRC of such election in writing (such notice to be given where reasonably possible no less than [***] prior to such patent rights lapsing). MRC shall have [***] to inform the Licensee (as applicable) that it wishes to assume responsibility for managing and maintaining the Applications in question and should MRC wish to exploit such Applications on behalf of the parties, the Licensors shall enter into a co-ownership agreement on reasonable terms to be agreed between the Licensors. Immediately following execution of such co-ownership agreement, such Applications will no longer be governed by this agreement. For the purpose of this agreement, “Major Territories” means [***].

4.9

OUI and MRC will consider any request by the Licensee for the Licensee to take over the prosecution and maintenance of the Applications and will not unreasonably refuse to agree to the Licensee taking over the prosecution and maintenance of the Applications. The Licensee shall refrain from submitting any such request when any urgent office action is pending. OUI and MRC will agree to such take over upon the Licensee’s request where the Licensee can demonstrate to OUI and MRC:

4.9.1	it has successfully established internal patent management expertise, and/or engaged with external patent counsel;

4.9.2

that, during the [***] period immediately preceding the date of Licensee’s request to take over the prosecution and maintenance of the Applications, there have been no instances of any failure by the Licensee to cooperate reasonably with OUI and MRC, nor any instances of any failure of the Licensee to respond in a timely fashion to any official communication relating to the prosecution and maintenance of the Applications; and

4.9.3	it has sufficient financial resources to manage the Applications which condition shall be deemed met where the Licensee has of investment monies totaling [***] or more.

4.10

On an Application-by-Application and country-by-country basis, on the date on which OUI and MRC have agreed to hand over the prosecution and maintenance of the relevant Application to the Licensee (in each case the “Hand Over Date”), the Licensee will, through counsel of its own choosing at its own cost, in accordance with the provisions of clauses 4.12 to 4.16 below, prosecute (including dealing with any interferences, oppositions, appeals, reissue proceedings and re-examinations), use all reasonable endeavours to maintain, and renew such Application throughout the duration of this agreement in the relevant country being a Major Territories or such other territories as Licensee may choose.

4.11

OUI and MRC shall (and OUI undertakes to procure that the University shall) if requested to do so by Licensee at Licensee’s cost immediately enter into confirmatory licence agreements (as appropriate) for the purposes of recording any licences granted under this Agreement with such patent offices as Licensee considers appropriate.

4.12	Following the Handover Date, Licensee shall provide OUI and MRC with:

(a)

prior notice of any intention to abandon or significantly narrow the scope of any of the claims included in the Applications prior to filing any application for abandonment or narrowing such claims, in sufficient time to allow review and comment by OUI and MRC (and Licensee will give all reasonable consideration to the views of OUI and MRC thereon) and in any event at least [***] before such application is made;

(b)

drafts of any new patent applications that embody any of the Licensed Technology originating from OUI, the University and/or MRC, prior to filing such applications, in sufficient time to allow review and comment by OUI and MRC (and Licensee will give all reasonable consideration to the views of OUI and MRC thereon); provided, however, Licensee shall not be obliged to delay the filing of any such patent application where such a delay, in Licensee’s reasonable opinion, could have an adverse commercial effect on Licensee; and

(c)	copies of all correspondence with patent offices pertaining to prosecution of the Applications;

(d)

copies of all opposition and/or interference proceedings filed against any Application in any Major Territory and drafts of all substantive responses to be filed by the Licensee in such opposition or interference proceedings or appeals therefrom; and

(e)

an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices in Major Territories; provided, however, the Licensee shall not be obliged to delay the filing of any such response, voluntary amendment or submission if to do so would prejudice its position in relation to such opposition or interference proceedings.

4.13

Following the Handover Date, Licensee shall procure that its patent agent(s) provide OUI and MRC with an annual update on the status of the Applications in each territory. OUI and MRC will grant a power of attorney to Licensee’s patent agent(s) to the extent required to act on OUI’s and/or MRC’s behalf for filing, prosecuting, maintaining and renewing the Applications, as requested by Licensee or its patent agent(s).

4.14

Following the Handover Date, Licensee shall inform OUI and MRC not less than [***] in advance of any national phase filing deadline of the territories within the scope of the PCT that it intends to be covered in the national phase of any of the Applications.

4.15

Following the Handover Date, unless as permitted by clause 4.16, the Licensee or OUI (in the case where the Licensee has transferred the prosecution or maintenance of the Applications to OUI in accordance with clause 4.16 below) will not abandon or transfer the prosecution or maintenance of any Applications without the prior written consent of MRC, such consent not to be unreasonably withheld or delayed.

4.16

Following the Handover Date, in the event that Licensee elects to discontinue the prosecution and/or maintenance of any of the Applications in one or more territories, or to abandon or significantly narrow the scope of any of the claims included in the Applications, Licensee shall notify OUI of such election in writing (such notice to be given where reasonably possible no less than [***] prior to such patent rights lapsing). OUI shall have the right, but not the obligation to take over prosecution and maintenance of that Application in the joint names of the Licensors in the relevant territories. OUI shall have [***] from the date of such election in writing to notify the Licensee that it wishes to take over prosecution and maintenance. If OUI elects not to prosecute or maintain or to abandon any or all of the Applications in any or all of the Major Territories for which it has assumed responsibility pursuant to this clause, OUI shall notify MRC of such election in writing (such notice to be given where reasonably possible no less than [***] prior to such patent rights lapsing). MRC shall have [***] to inform the OUI or Licensee (as applicable) that it wishes to assume responsibility for managing and maintaining the Applications in question in the territories in question and should MRC wish to exploit such Applications on behalf of the parties in such territories, the Licensors shall enter into a co-ownership agreement on reasonable terms to be agreed between the Licensors. Immediately following execution of such co-ownership agreement, such Applications in the relevant territories will no longer be governed by this agreement. For the purpose of this agreement, “Major Territories” means [***]. For the avoidance of doubt, the provisions of this clause 4.16 shall not apply in the event of any discontinuation of the prosecution or maintenance of any the Application pursuant to clause 4.8.

5.	INFRINGEMENT

5.1

Each party will notify the other parties in writing of any misappropriation or infringement (or alleged misappropriation or infringement) of any rights in the Licensed Technology of which the party becomes aware.

5.2

The Licensee has the first right (but is not obliged) to take Legal Action at its own cost in relation to any misappropriation or infringement of any rights included in the Licensed Technology (excluding the Licensed Know-How). The Licensee must discuss any proposed Legal Action with each of the Licensors prior to the Legal Action being commenced, and take due account of the legitimate interests of each of the Licensors in the Legal Action it takes provided always that the Licensee may act without further consultation if rights in the Licensed Technology would otherwise be prejudiced or lost.

5.3	If the Licensee takes Legal Action under clause 5.2, the Licensee will:

5.3.1

indemnify and hold each of the Licensors and the University harmless against all costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of or consequent upon a Legal Action and will settle any invoice received from OUI and/or MRC in respect of such costs, claims, demands and liabilities within [***] of receipt);

5.3.2

treat any account of profits or damages (including, without limitation, punitive damages) awarded in or paid to the Licensee under any settlement of the Legal Action for any misappropriation or infringement of any rights included in the Licensed Technology as Net Sales exceeding the Royalty Threshold for the purposes of clause 7, having first for these purposes deducted from the award or settlement an amount equal to any legal costs incurred by the Licensee in the Legal Action (including any costs incurred by it under clause 5.3.1 above) that are not covered by an award of legal costs; and

5.3.3

keep each of the Licensors regularly informed of the progress of the Legal Action, including, without limitation, any claims affecting the scope of the Licensed Technology; provided that the obligations on the Licensee to indemnify in clause 5.3.1 and pay royalties on any account of profits or damages in clause 5.3.2 will not apply to the extent that the Licensors or either of them or the University is held by a court of competent jurisdiction with no further right of appeal to have licensed rights in the Licensed Technology in breach of this agreement to the third party against whom the Licensee has brought the Legal Action and upon which the third party has relied to deny infringement in defence of the Legal Action.

5.4

Subject to the Licensee’s rights under clause 5.2, OUI shall have the right, but not the obligation, to take any Legal Action at its own cost in relation to any misappropriation or infringement of any rights included in Licensed Technology (excluding the Licensed Know-How) where:

5.4.1	the Licensee has notified each of the Licensors in writing that it does not intend to take any Legal Action in relation to any misappropriation or infringement of any such rights; or

5.4.2

if having received professional advice with regard to any Legal Action within [***] of the notification under clause 5.1, and consulted with the other parties, the Licensee does not take reasonable steps to act upon an agreed process for dealing with such misappropriation or infringement (which may include, for the avoidance of doubt, seeking a second opinion in respect of such professional advice) within any timescale agreed between the parties and in any event within [***] of notification under clause 5.1 (in each case requiring agreement in the foregoing, the parties will act reasonably) provided it shall not settle any action without first consulting with the other parties and taking account of their reasonable observations and requests.

5.5

Subject to the Licensee’s rights under clause 5.2 and OUI’s rights under clause 5.4, MRC shall have the right, but not the obligation, to take any Legal Action at its own cost in relation to any misappropriation or infringement of any rights included in the Licensed Technology (excluding the Licensed Know-How) where:

5.5.1	each of the Licensee and OUI has notified MRC in writing that it does not intend to take any Legal Action in relation to any misappropriation or infringement of any such rights; or

5.5.2

if having received professional advice with regard to any Legal Action within [***] of the notification under clause 5.1, and consulted with the other parties, neither the Licensee nor OUI takes reasonable steps to act upon agreed process for dealing with such misappropriation or infringement (which may include, for the avoidance of doubt, seeking a second opinion in respect of such professional advice) within any timescale agreed between the parties and in any event within [***] of notification under clause 5.1 (in each case requiring agreement in the foregoing, the parties will act reasonably), provided it shall not settle any action without first consulting with the other parties and taking account of their reasonable observations and requests.

5.6	If a Licensor takes Legal Action under clause 5.4 or 5.5, that Licensor will:

5.6.1

indemnify and hold the other Licensor and the University harmless against all costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of or consequent upon a Legal Action and will settle any invoice received from such parties in respect of such costs, claims, demands and liabilities within [***] of receipt;

5.6.2

retain in full any profits or damages (including, without limitation, punitive damages) awarded in or paid under any settlement of the Legal Action for any misappropriation or infringement of any rights included in the Licensed Technology; and

5.6.3

keep the other parties regularly informed of the progress of the Legal Action, including, without limitation, any claims affecting the scope of the Licensed Technology (excluding the Licensed Know-How).

5.7

Subject to clauses 5.2,5.6,5.4 and 5.5, if a party (the “Primary Party”) takes Legal Action, the other parties (the “Other Parties”) will provide such reasonable assistance as requested by the Primary Party in relation to such Legal Action at the Primary Party’s cost, and where it is a legal requirement for the patent owner to be a plaintiff in the Legal Action, the Licensors shall agree to be joined in any Legal Action, provided that the Primary Party indemnifies the Licensors or the other Licensor under clauses 5.3.1 or 5.6.1 for the costs of any legal representation in the Legal Action and provided that such Other Parties shall have the right to be separately represented by their own counsel.

6.	CONFIDENTIALITY

6.1

Subject to clauses 6.2, 6.3, 6.4 and 6.6, each party (being a receiving or disclosing party as the case may be) will keep confidential the Confidential Information of the other parties and will not disclose or supply the Confidential Information to any third party or use it for any purpose, except in accordance with the terms and objectives of this agreement.

6.2

The Licensee may disclose to sub-licensees of the Licensed Technology such of the Confidential Information as is necessary for the exercise of any rights sub-licensed, provided that the Licensee shall ensure that such sub-licensees accept a continuing obligation of confidentiality on substantially the same terms as this clause and giving third party enforcement rights to each of the Licensors before the Licensee makes any disclosure of the Confidential Information. The Licensee may also disclose the Licensed Technology to the extent reasonably required in connection with the conduct of its business (including carrying out the Development Plan) including to potential contract research organisations, potential clinical trial sites, potential investors, other business associates and professional advisors provided that such persons have agreed in writing to be bound by non-use and non-disclosure obligations that are no less strict than those set forth in this agreement or are subject to professional codes of conduct that prevent disclosure of client confidential information and the Licensee will take action in respect of any breach of such obligations.

6.3

Confidential Information may be exchanged freely between OUI and the University and communications between those two parties shall not be regarded as disclosures, dissemination or publication for the purpose of this agreement.

6.4

Confidential Information may be exchanged freely between MRC and its technology transfer provider and communications between those parties shall not be regarded as disclosures, dissemination or publication for the purpose of this agreement.

6.5

Confidential Information may be exchanged freely between the Licensee and its Affiliates and communications between those parties shall not be regarded as disclosures, dissemination or publication for the purpose of this agreement.

6.6

Each of the Licensors may also disclose the terms of this agreement, progress reports and royalty reports and payments made by the Licensee to any third parties that have rights to a revenue share for providing funding in the development of the Licensed Technology provided that such persons have agreed in writing to be bound by non-use and non-disclosure obligations or are subject to professional codes of conduct that prevent disclosure of client confidential information and the Licensors will take action in respect of any breach of such obligations.

6.7	Clause 6.1 will not apply to any Confidential Information which:

6.7.1	is known to the receiving party before disclosure, and not subject to any obligation of confidentiality owed to the disclosing party;

6.7.2	is or becomes publicly known without the fault of the receiving party;

6.7.3

is obtained by the receiving party from a third party in circumstances where the receiving party has no reason to believe that it is subject to an obligation of confidentiality owed to the disclosing party;

6.7.4

the receiving party can establish by reasonable proof was substantially and independently developed by officers or employees of the receiving party who had no knowledge of the disclosing party’s Confidential Information; or

6.7.5	is approved for release in writing by an authorised representative of the disclosing party.

6.8

Nothing in this agreement will prevent a party from disclosing Confidential Information where it is required to do so by law or regulation, stock exchange rules or by order of a court or competent authority, provided that, in the case of a disclosure under the Freedom of Information Act 2000 (“FOIA”), none of the exemptions in the FOIA applies to the relevant Confidential Information and provided always that, to the extent permitted by law or regulation, the receiving party will give such notice as is reasonably practicable in the circumstances to the disclosing party about the timing and content of such a disclosure.

6.9

If a party to this agreement receives a request under the FOIA to disclose any information that, under this agreement, is another party’s Confidential Information, it will notify and consult with such other party. Such other party will respond within [***] after receiving notice if that notice requests such other party to provide information to assist in determining whether or not an exemption under the FOIA applies to the information requested under the FOIA.

7.	ROYALTIES AND OTHER PAYMENTS

7.1	OUI will invoice the Licensee for the Restatement Completion Fee and the Licensed Data Fee shortly after the Effective Date and the Licensee must settle the invoice within [***] of receipt.

7.2

The Licensee will pay to OUI a royalty equal to the applicable Royalty Rate on all Net Sales of Licensed Products that exceed the Royalty Threshold. The Licensee will notify OUI and MRC as soon as possible after it achieves the Royalty Threshold.

7.3

Following expiration or revocation of the last Valid Claim covering a Licensed Product in a country in which the Licensed Product is Marketed and where there is being Marketed and sold by a third party in the normal course of business a product that, directly or indirectly, competes with the Licensed Product, the Step Down Rate (as defined below) shall apply on a country-by-country basis to the applicable Royalty Rate of such Licensed Products. For the purposes of this clause 7.3, the “Step Down Rate” shall be the percentage decrease of (a) the average revenue received in respect of sales of Licensed Product in the [***] prior to the introduction of a competitive product compared against (b) the average revenue received in respect of sales of Licensed Product for the [***] following the introduction of a competitive product.

7.4

The Licensee will pay to OUI the Exit Fee following the occurrence of an Exit Event and the obligation to do so will survive the termination or expiry of this agreement provided that the Licensee may buy out the right for OUI to receive the Exit Fee at any time by paying OUI the Exit Buy Out Amount. Where the Exit Valuation includes contingent consideration, then the proportion of the Exit Fee attributable to such contingent consideration shall be payable at the time such contingent consideration is paid. The Licensee will notify OUI and MRC as soon as possible after it signs head of terms for any Exit Event, and in any event at least [***] prior to an Exit Event and will pay to OUI the portion of the Exit Fee that is not contingent consideration within [***] of the date on which the Exit Event is completed. The Licensee will notify OUI and MRC as soon as possible after the occurrence of the event which triggers the payment of any contingent consideration in relation to an Exit Event and will pay OUI the portion of the Exit Fee in relation to such event within [***] of the date on which the occurrence of the event which triggers the payment of that contingent consideration takes place.

7.5

The Licensee will pay to OUI a royalty equal to the Fee Income Royalty Rate on all up-front, milestone and other one-off payments (other than payments made solely in relation to research provided by the Licensee) received by the Licensee under or in connection with all sub-licences and other contracts granted by the Licensee with respect to the Licensed Technology excluding royalties paid to the Licensee by a sub-licensee calculated by reference to net sales of Licensed Product by said sub-licensee. The Licensee will pay each such royalty within [***] after its receipt of the payment to which the royalty relates.

7.6

The Licensee will pay to OUI a royalty equal to the Sublicensing Royalty Rate multiplied by any royalties paid to the Licensee by a sub-licensee (where such royalties paid to the Licensee by a sub-licensee were calculated by reference to net sales of Licensed Products by said sub-licensee), where the Fee Income Royalty Rate is not payable under clause 7.5.

7.7	The Restatement Completion Fee, each Milestone Fee and the Exit Fee are non-refundable and will not be considered as an advance payment on royalties payable under clause 7.2.

7.8

The Licensee or any of its sub-licensees may supply a commercially reasonable quantity of Licensed Products for promotional sampling and/or for testing and trial purposes with potential end users. Except as set out in this clause, the Licensee must not accept or solicit any non-monetary consideration when Marketing or otherwise transferring Licensed Products or when issuing sub-licences of the Licensed Technology without the prior written consent of OUI and MRC.

7.9

The Licensee (in respect of payments to OUI) and OUI (in respect of payments to MRC) will make all payments in pounds sterling or any currency replacing pounds sterling in its entirety unless the parties agree (acting reasonably) otherwise.

7.10

For the purposes of calculating any amount payable by the Licensee to OUI or by OUI to MRC in a currency other than pounds sterling (or replacement currency), the Licensee (in respect of payments to OUI) and OUI (in respect of payments to MRC) shall apply an exchange rate equivalent to the average of the applicable closing mid rates quoted by the Financial Times as published in London on:

7.10.1	the first Business Day of each month during the Quarter just closed; or

7.10.2	for payments under clauses 7.5 and 7.6 only, the first Business Day of the month in which the payment was received by the Licensee.

7.11

Where the Licensee (in respect of payments to OU I) or OU I (in respect of payments to MRC) has to withhold tax by law, the Licensee or OUI (as applicable) will deduct the tax, pay it to the relevant taxing authority, and supply OUI or MRC (as applicable) with a Certificate of Tax Deduction at the time of payment to OUI or to MRC (as applicable).

7.12

In the event that full payment of any amount due from the Licensee to OUI or from OUI to MRC under this agreement is not made by any of the dates stipulated, the Licensee (in respect of payments to OUI) or OUI (in respect of payments to MRC) shall be liable to pay interest on the amount unpaid at the rate of [***] per cent ([***]%) per annum over the base rate for the time being of Barclays Bank plc. Such interest shall accrue on a daily basis from the date when payment was due until the date of actual payment of the overdue amount, whether before or after judgment, and shall be compounded quarterly.

7.13	If the Licensed Product is of a description covered by the Medicines Access Policy, the Licensee shall adhere to the requirements of the Medicines Access Policy.

7.14

If the Licensee has to pay a third party (other than an Affiliate), for the right to make, have made, use, import, export or Market a Licensed Product, under a licence of Intellectual Property Rights without which the Licensed Technology cannot be lawfully exploited, then the Licensee will be entitled to deduct from all payments due to OUI at the Royalty Rate on Net Sales of Licensed Products in respect of the products concerned an amount equal to [***] per cent ([***]%) of the sums actually paid to that third party, up to a maximum amount of [***] percent ([***]%) of the royalties due to OUI.

7.15

At such time as a Licensed Product that is covered by a Valid Claim of the DM1 Application is first marketed for the treatment of any trinucleotide repeat disorder, including but not limited to myotonic dystrophy type 1, the Licensee undertakes to negotiate in good faith with the Licensors with a view to agreeing terms consistent with clause 9.1 under which broad international patient accessibility for such Licensed Products can be assured such that the conditions of commercialisation of the Licensed Products do not constitute a material obstacle to the ability of patients suffering from any trinucleotide repeat disorders, including but not limited to myotonic dystrophy type 1 to have access to such Licensed Product, taking into account notably any existing and applicable regulatory and reimbursement systems and any other applicable legal and regulatory regimes on a relevant national, international or regional level, and as the case may be, such as Patient Assistance Program (PAP) (or global equivalents of that program), Compassionate Use Program, or the grant of a conditional (EU) or accelerated (US) approval for the eligible patients.

7.16

Where a Licensed Product is sold as part of a combination product or co-packaged product (in combination with, or co-packaged with, a product other than another Licensed Product), the Net Sales from the combination product or co-packaged product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the combination product or co-packaged product, during the applicable royalty reporting period, by the fraction:

A / (A + B),

where A is the average sale price of the Licensed Product when sold separately in finished form, or if not sold separately, the market price of the Licensed Product if it were sold separately and B is the average sale price of the other product(s) included in the combination product or co-packaged product when sold separately in finished form, or if not sold separately, the aggregate market price of the other product(s) if it were sold separately in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for the Licensed Product and any other product(s) included in the combination product, then the matter shall be referred to an independent expert for determination.

7.17

Except as expressly set out in this agreement the Licensee shall not be required to make any payments directly to MRC in connection with this agreement. The parties acknowledge and agree that the payments set out in this clause 7 to OUI are made by the Licensee for the benefit of both Licensors and OUI shall pay to MRC [***] percent ([***]%) of Net Receipts, except:

7.17.1

in relation to the Restatement Completion Fee of [***] payable pursuant to clause 7.1 of this agreement or any Milestone Fee pursuant to clause 7.18, where OUI shall pay MRC [***] percent ([***]%) of Net Receipts; and

7.17.2

any Net Receipts received by OUI in relation to Licensed Products which are covered by a Valid Claim of the DM1 Application and marketed for the treatment of any trinucleotide repeat disorders, including but not limited to myotonic dystrophy type 1, where OUI shall pay to MRC [***] percent ([***]%) of Net Receipts.

7.18

The Licensee will notify OUI and MRC as soon as possible after it or any sub-licensee achieves any Milestone, and pay to OUI the Milestone Fee in respect of each Milestone within [***] of the date on which each Milestone is achieved by the Licensee or a sub-licensee. The Milestone Fee will be indexed to the RPI and each Milestone will be increased (or decreased, if appropriate) by the percentage change in the RPI between the date of this agreement and the date on which the Milestone to which it relates is achieved. Each Milestone Fee shall be payable once only in respect of the first achievement of the relevant Milestone even if the Milestone occurs with respect to more than one Licensed Product or in more than one country.

8.	COMMERCIALLY REASONABLE ENDEAVOURS

8.1	The Licensee must use Commercially Reasonable Endeavours to develop, exploit and Market the Licensed Technology to maximise the financial return for the Licensee and the Licensors

8.2	The Licensee must use Commercially Reasonable Endeavours to develop, exploit and Market the Licensed Technology in accordance with the Development Plan

8.3

At least [***] prior to the commencement of each subsequent Licence Year, the Licensee will provide each of the Licensors with a revised development plan together with any background supporting information necessary for each of the Licensors to evaluate the draft plan; such revised development plan to be consistent with an anticipated return to each of the Licensors under clause 7. The Licensee will consult with each of the Licensors over the draft plan and will consider in good faith any comments that each of the Licensors may put forward. Licensee shall submit the revised development plan to the Licensors for approval and the Licensors shall not unreasonably withhold such approval. If no objections are received within [***] of submission, the revised development plan shall be deemed approved. Any dispute between the parties relating to the Licensors’ approval of the revised development plan shall be referred to an appropriately qualified independent expert applying the procedure set out in clause 9.4 below. Pending the outcome of any such referral to the Expert, the Licensee shall be entitled to treat the revised development plan as having been accepted. For the avoidance of doubt, any revised development plan that is incorporated in the documentation relating to the Licensee’s Series A (or any later) funding round shall be deemed approved by the Licensors. Following approval of the revised development plan by the Licensors, the revised development plan shall become the Development Plan.

8.4

The Licensors confirm that as of the Effective Date, the Licensee has complied to Licensors’ satisfaction with its obligations under clause 9 of the Original Licence Agreement and, to Licensors’ knowledge, is otherwise not in breach of the terms and conditions of the Original Licence Agreement.

9.	ROYALTY REPORTS AND AUDIT

9.1

The Licensee will provide each of the Licensors with a report on or before each anniversary of this agreement detailing the activities and achievements in its development of the Licensed Technology in order to facilitate its commercial exploitation, and in the development of potential Licensed Products.

9.2

The Licensee will provide OUI with a Royalty Report within [***] after the close of each Licence Year for each Licensed Product Marketed by the Licensee. OUI shall provide such Royalty Report promptly to MRC following receipt. Each Royalty Report will:

9.2.1

set out the Net Sales of each Licensed Product Marketed by the Licensee, including the total gross selling price of each Licensed Product Marketed by the Licensee and the quantity or total number of units of each Licensed Product Marketed by the Licensee;

9.2.2	set out details of deductions made in the calculation of Net Sales from the invoiced price of each Licensed Product in the form in which it is Marketed by the Licensee;

9.2.3	set out details of the quantity of Licensed Products used for promotional sampling by the Licensee;

9.2.4	provide a calculation of the royalties due from the Licensee to be paid at the Royalty Rate;

9.2.5

set out details of payments received by the Licensee to which the Fee Income Royalty Rate applies and provide a calculation of the royalties due from the Licensee to be paid at the Fee Income Royalty Rate;

9.2.6

set out details of payments received by the Licensee to which the Sublicensing Royalty Rate applies and provide a calculation of the royalties due from the Licensee to be paid at the Sub-Licensing Royalty Rate;

9.2.7

set out the Net Sales of each Licensed Product included as part combination product or co-packaged product Marketed by the Licensee with a detailed calculation of the Net Sales and Royalty Rate due from the Licensee in respect of such products;

9.2.8	set out any deduction consequent to a reduction of royalties under clause 7.16 with a detailed calculation of such deduction made;

9.2.9	set out the steps taken during the Licence Year to promote and Market Licensed Products; and

9.2.10	set out details of Milestones achieved by the Licensee or any sub-licensees.

The Licensee must pay OUI the royalties due in respect of the Licence Year just closed at the same time as the Licensee delivers the Royalty Report, provided that, if requested, OUI will issue an invoice for the relevant payment prior to payment. Any auditor reviewing the Royalty Report shall be required to comply with the confidentiality provisions set out in this agreement.

9.3

Within [***] after OUI receives Net Receipts from the Licensee each year, OUI will supply MRC with a statement of all Net Receipts during the preceding year, accompanied by a calculation of the percentage due to MRC which identifies the costs deducted, in addition to the Royalty Report provided to MRC by OUI under clause 9.2. The statement will show the Net Receipts in pounds sterling. MRC will then issue OUI with an invoice for the amounts due to MRC, and OUI will settle that invoice within [***] after its receipt.

9.4

In the event of a dispute regarding the calculation of Net Sales, Net Receipts or other payments, including the Licensee’s and/or OUI’s interpretation of International Financial Reporting Standards, whether following an audit pursuant to clause 9.7 or otherwise, the dispute shall be referred to an appropriately qualified independent expert (the “Expert”) jointly appointed by the parties in dispute (acting reasonably) who shall settle the dispute as follows. If the Parties are unable to agree upon the identity of the Expert within that timescale, the Expert shall be appointed by the President (for the time being) of the Licensing Executives Society Britain and Ireland upon written request of the Parties. The Expert shall ask the relevant party for written submissions within [***] of its appointment and shall be given access to the parties’ records and correspondence applicable to the dispute. The Expert shall have a period of [***] after this time to decide the dispute. The Expert will be appointed as an expert and not as an arbitrator. The parties in dispute will each have the right to make representations to the Expert. The Expert’s decision shall be binding on the parties without right of appeal except in the case of fraud, bias or manifest error and the costs of the Expert shall be borne as the Expert determines in his/her decision.

9.5

The Licensee will deliver to each of the Licensors a periodic report at the close of each Licence Year providing sufficient data (in outline form) to give a reasonable indication or estimate of the actual or expected market share of the Licensee and its sub-licensees and will notify each of the Licensors in the event that its market share does or is expected to breach the limits set out in the 2014 Commission Regulation 316/2014 Technology Transfer Block Exemption Regulation and Guidelines in Commission Communication 2014/c 89/03 and any successor regulation. This obligation is not intended to place a significant additional financial burden on the Licensee.

9.6

If a Licensed Product Marketed by the Licensee is re-Marketed by an Affiliate or an entity over which the Licensee exercises Control, the royalty on each such Licensed Product will be calculated on the highest of the prices at which it is Marketed or re-Marketed.

9.7

The Licensee must keep complete and proper records and accurate accounts of all Licensed Products used and Marketed by the Licensee and, shall procure that any sub-licensee shall, in each Licence Year for at least [***]. OUI or MRC may, through an independent certified accountant appointed by OUI or MRC (the “Auditor”), audit all such accounts on at least [***] written notice no more than once each Licence Year for the purpose of determining the accuracy of the Royalty Reports and payments. The Auditor shall be:

9.7.1	permitted by the Licensee to enter the Licensee’s principal place of business upon reasonable notice to inspect such records and accounts;

9.7.2	entitled to take copies of or extracts from such records and accounts as are strictly necessary for the Auditor to properly conduct the audit;

9.7.3	given all other information of the Licensee as may be necessary or appropriate to enable the amount of payments payable to be ascertained including the provision of relevant records; and

9.7.4

shall be allowed access to and permitted, to the extent reasonably required, to conduct interviews of any management staff of the Licensee in order to verify the accuracy of the records and accounts and the accuracy of any statements provided by OUI and MRC (through OUI) under clause 9.7.3.

If on any such audit a shortfall in payments of greater than [***] per cent ([***]%) is discovered by the Auditor in respect of the audit period, the party in default shall pay the auditing party the audit costs. The party in default shall pay such shortfall.

9.8

OUI must keep complete and proper records and accurate accounts of all Net Receipts and Gross Receipts for at least [***]. MRC may, through an independent certified accountant appointed by MRC (the “MRC Auditor”), audit all such accounts on at least [***] written notice no more than once each Licence Year for the purpose of determining the accuracy of the Royalty Reports, Net Receipts statements and payments. The MRC Auditor shall be:

9.8.1	permitted by OUI to enter the OUI’s principal place of business upon reasonable notice to inspect such records and accounts;

9.8.2	entitled to take copies of or extracts from such records and accounts as are strictly necessary for the MRC Auditor to properly conduct the audit;

9.8.3	given all other information of OUI as may be necessary or appropriate to enable the amount of Net Receipts payable to be ascertained including the provision of relevant records; and

9.8.4

shall be allowed access to and permitted, to the extent reasonably required, to conduct interviews of any management staff of OUI in order to verify the accuracy of the records and accounts and the accuracy of any statements provided by OUI under clause 9.7.3.

If on any such audit a shortfall in payments of greater than [***] per cent ([***]%) is discovered by the MRC Auditor in respect of the audit period, OUI shall pay the auditing party the audit costs. OUI shall pay such shortfall.

9.9

The Licensee will ensure that each sub-licence agreement has audit obligations on the sub-licensee and provides the Licensee’s auditor with the same rights of access set out in clause 9.7 and each of the Licensors shall have the right to see copies of any audit report undertaken by the Licensee’s auditor.

9.10	No party will pay revenue to individual employees of another party. Each party is responsible for rewarding its employees in accordance with its own revenue-sharing policy (if any).

10.	DURATION AND TERMINATION

10.1

This agreement will take effect on the Effective Date. Subject to the possibility of earlier termination under the following provisions of this clause 10, and subject to the possibility of an extension to the term by written notice served by the Licensee on OUI prior to the termination or expiry date specifying an extension period (which notice may be served any number of successive times), or by mutual agreement, this agreement shall continue in force for until the later of:

10.1.1

the date on which all the patents and patent applications falling within the definition of the Applications have been abandoned or allowed to lapse or expired or been rejected or revoked without a right of further appeal in the relevant country or territory; and

10.1.2	twenty (20) years from the date of the Original Licence Agreement.

10.2

If the Licensee commits a material breach of this agreement, and the breach is not remediable or (being remediable) is not remedied within the period allowed by notice given by the Licensors in writing calling on the Licensee to effect such remedy (such period being not less than [***]), the Licensors acting jointly may terminate this agreement by written notice having immediate effect.

10.3

If OUI or MRC commits a material breach of this agreement, and the breach is not remediable or (being remediable) is not remedied within the period allowed by notice given by the Licensee in writing calling on OUI or MRC (as applicable) to effect such remedy (such period being not less than [***]), then the Licensee may terminate this agreement by written notice having immediate effect

10.4

The Licensee may terminate this agreement for any reason at any time provided it gives each of the Licensors [***] written notice to terminate expiring after the third anniversary of this agreement. Any such termination shall not absolve the Licensee of its obligation to accrue and pay royalties and other payments under the provisions of clause 7 in respect of the period prior to termination.

10.5	The Licensors acting jointly may terminate this agreement:

10.5.1

immediately, if the Licensee has a petition presented for its winding-up, (but excluding for this purpose any winding up petition presented against the Licensee in relation to any debt disputed by the Licensee), or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or compounds with its creditors, or has a receiver, administrator or administrative receiver appointed over all or any part of its assets, or enters into any arrangements with creditors, or takes or suffers any similar action in consequence of debts;

10.5.2	on [***] written notice if:

(a)

the Licensee opposes or challenges the validity of the Applications provided always that nothing in this clause 10.5.2 will prevent the Licensee from seeking to determine whether a product of the Licensee is a Licensed Product for the purposes of this agreement and the seeking of such determination shall not trigger any termination rights herein;

(b)

the Licensee is in breach of clause 8 and the Licensee does not take any remedial action reasonably requested by MRC and/or OUI (as appropriate) and notified to the Licensee by written notice pursuant to clause 10.2 within a reasonable time; or

(c)	if the Licensee fails to pay or takes steps to avoid or remove its obligation to pay the Exit Fee other than by paying the Exit Buy Out Amount.

10.6	On termination or expiration of this agreement, for whatever reason:

10.6.1	the Licensee shall pay to OUI all outstanding royalties and other sums due under this agreement;

10.6.2	OUI shall pay to MRC any share of Net Receipts and any other payments due under this agreement;

10.6.3	the Licensee shall provide each of the Licensors with details of the stocks of Licensed Products held at the point of termination;

10.6.4	the rights granted under this agreement to the Licensee in respect of the Licensed Technology shall immediately cease

10.6.5

the Licensee must cease to use or exploit the Licensed Technology, provided that this restriction does not apply to Licensed Know-How or Confidential Information which has entered the public domain through no fault of the Licensee, and that the Licensee may continue to use the Licensed Technology in order to meet any specific existing binding commitments already made by the Licensee at the date of termination and requiring delivery of Licensed Products within the next [***];

10.6.6

the Licensee must at the option of the Licensors and at the Licensee’s cost, destroy all other Licensed Products or send all other Licensed Products or copies of the Licensed Technology to a location nominated by the Licensors to the Licensee in writing; and

10.6.7

where a Licensed Product is covered by a Valid Claim of the DM1 Application and has been developed and Marketed for the treatment of any trinucleotide repeat disorders, including but not limited to myotonic dystrophy type 1 the Licensee will in addition grant to the Licensors a licence to the DM1 Application in the field of treatments for trinucleotide repeat disorders including myotonic dystrophy type 1 (“DM1 Field”) on market terms and conditions negotiated in a bona fide manner to any Intellectual Property Rights developed by the Licensee during the development of the Licensed Products that is required for the Licensors their existing and future licensees to continue to exploit the development of such Licensed Products in the DM1 Field.

10.7	Where a party terminates the agreement for any reason under this agreement:

10.7.1

OUI and MRC shall share all costs related to the filing, prosecuting, maintaining or enforcing of the Applications in equal portions. Payment of such costs related to the Applications shall continue for the life of each Application contained in the Applications.

10.7.2

should a Licensor decline to pay for its share of costs and charges associated with the filing, prosecuting, maintaining or enforcing an Application, it shall so notify the other Licensor in writing. The declining Licensor shall in such letter offer to grant an exclusive, worldwide, royalty-free, fully paid-up, perpetual, sublicensable licence under such Applications (including the exclusive right to prosecute and enforce such Applications) to the non-declining Licensor, and if such offer is accepted, execute an agreement granting such a licence on terms to be negotiated in good faith.

10.7.3

MRC and OUI shall, within [***] of termination, enter into a subsequent agreement in respect of the filing, prosecution, maintenance, defence and enforcement of the Applications and the exploitation of the Licensed Technology.

10.8

Termination of this agreement, whether for breach of this agreement or otherwise, shall not absolve the Licensee and/or OUI of its obligation to accrue and pay royalties under the provisions of clause 7 for the duration of any notice period and in respect of any dealings in Licensed Products permitted by clause 10.6 or to reimburse OUI for all costs, filing fees, lawyers’ and patent agents’ fees, expenses and outgoings of whatever nature incurred by OUI in the prosecution, maintenance and renewal of the Applications duration of any notice period in accordance with clause 4.2.

10.9	Clauses 1, 3.1 through to 3.4, 10.6, 10.8, 10.9, 10.10, 11, 12.4 and 12.16 will survive the termination or expiration of this agreement, for whatever reason, indefinitely.

10.10	Clauses 6 and 9.7 will survive the termination or expiration of this agreement, for whatever reason, for a period of [***].

11.	LIABILITY

11.1	OUI warrants to the Licensee that so far as OUI is aware (not having made any specific enquiries) as at the Effective Date that:

11.1.1	it has full corporate power and authority to enter into this agreement;

11.1.2

with the exception of the licence back to the University and MRC in relation to the Licenced Technology and the French Institutions under the Co-ownership Agreement in relation to DM1 Application in both cases only for Non-Commercial Use, the University has assigned all of its right, title and interest in the Applications to OUI;

11.1.3	OUI has not created any licence (other than which has already been granted by OUI to the University for Non-Commercial Use), charge or mortgage on over the Applications;

11.1.4	each person or company with a proprietary interest, whether through ownership or as licensee or sub-licensee, in the Licensed Technology is listed in Schedule 7; and

11.1.5	there is no actual or threated infringement of the Licensed Technology by any third party.

11.2	MRC warrants to the Licensee that so far as MRC is aware (not having made any specific enquiries) as at the Effective Date that:

11.2.1	it has full corporate power and authority to enter into this agreement;

11.2.2	MRC has not created any licence, charge or mortgage on over the Applications (other than which has already been granted by MRC for Non-Commercial Use), and

11.2.3	there is no actual or threated infringement of the Licensed Technology by any third party.

11.3

To the fullest extent permissible by law, other than as set out in this clause 11.1, OUI and MRC do not make or give any warranties, representations or conditions of any kind and all warranties, conditions, terms, undertakings and obligations on the part of OUI and MRC implied by statute, common law, custom, trade usage, course of dealing or in any other way are, to the extent permitted by law, excluded. In particular OUI and MRC do not make any warranties of any kind with respect to:

11.3.1	the quality of the Licensed Technology;

11.3.2	the suitability of the Licensed Technology for any particular use;

11.3.3	whether use of the Licensed Technology will infringe third-party rights; or

11.3.4	whether the Applications will be granted or the validity of any patent that issues in response to those Applications.

11.4

Except in relation to any claims, damages and liabilities arising directly from the fraud, recklessness or wilful misconduct of OUI, MRC or the University, the Licensee agrees to indemnify OUI, MRC and the University and hold OUI, MRC and the University harmless from and against any and all claims, damages and liabilities:

11.4.1

asserted by third parties (including claims for negligence) which arise from the use of the Licensed Technology or the Marketing of Licensed Products by the Licensee, its Affiliates and/or its sub-licensees; and/or

11.4.2

arising directly from any breach by the Licensee, its sub-licensees or its Affiliates of any obligation imposed on the Licensee under this agreement provided however that this indemnity for breach by the Licensee is subject to clause 11.7.

11.5

Each of the Licensors will use reasonable endeavours to defend any Indemnified Claim and to mitigate its losses, claims, liabilities, costs, charges and expenses or (at the relevant Licensor’s option) allow the Licensee to do so on its behalf (subject to the University and MRC retaining the right to be kept informed of progress in the action and to have reasonable input into its conduct). The Licensors will not (except as required by law) make any admission, compromise, settlement or discharge of any Indemnified Claim without the consent of the Licensee (which will not be unreasonably withheld or delayed).

11.6

The Licensee undertakes to make no claim against any employee, student, agent or appointee of OUI, of MRC or of the University, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this agreement or its subject-matter.

11.7

Subject to clause 11.9, and except in relation to the indemnities in clause 5.3 and 11.4.1, the liability of each party for any breach of this agreement, in negligence or arising in any other way out of the subject-matter of this agreement, will not extend to incidental, indirect or consequential damages or to any loss of profits.

11.8

Subject to clause 11.9, the total aggregate liability of each of OUI and MRC to the other parties accruing under or otherwise in connection with this agreement or its subject-matter, including without limitation liability for negligence, shall in no event exceed:

11.8.1	in the case of MRC [***]; and

11.8.2

in the case of OUI, the greater of: (a) [***]; and (b) the total royalties paid to OUI under clauses 7.1, 7.2, 7.5, 7.6 and 7.18 in the Licence Year preceding the Licence Year in which the cause of action accrued.

11.9	Nothing in this agreement shall limit or exclude any liability for fraud or fraudulent misrepresentation or death, or personal injury or any other liability which may not, by law, be excluded.

11.10

Notwithstanding any other clause in this agreement, OUI shall not be entitled to profit from any grant of a licence to any third party in respect of the Licensed Technology that breaches the exclusive rights granted to the Licensee under clause 2 of this agreement (“a Licence to the Exclusive Rights”). In the event that the Licensee (acting in good faith) believes that OUI has granted a Licence to the Exclusive Rights, then the Licensee shall provide written notice to OUI with full particulars and all evidence supporting the Licensee’s basis for such belief. Within [***] of receipt of written notice from the Licensee, OUI will notify the Licensee in writing whether it admits or disputes that it has granted a Licence to the Exclusive Rights. If OUI serves notice that it disputes that it has granted a Licence to the Exclusive Rights OUI and the Licensee shall enter into good faith negotiations in order to reach mutual agreement to resolve the dispute and if such mutual agreement is not reached within [***] after OUI’s receipt of the Licensee’s written notice, then the parties will refer the dispute to an independent expert (“Independent Expert”) for determination on the following basis:

11.10.1

the Independent Expert shall be agreed on by the parties, or, if agreement is not reached within [***] of either party giving notice to the other that it wishes to refer a matter to an Independent Expert, the Independent Expert may be nominated by the President of the Law Society of England and Wales on the request of either party;

11.10.2	the Independent Expert shall be asked to determine:

(a)	whether OUI has granted a Licence to the Exclusive Rights; and

(b)	any dispute between the parties over the amount of consideration paid to OUI under any Licence to the Exclusive Rights.

11.10.3	the Independent Expert shall act as an expert and not as an arbitrator;

11.10.4	the Independent Expert’s decision shall be final and binding on the parties in the absence of fraud or manifest error; and

11.10.5

each party shall bear its own costs in relation to the reference to the Independent Expert. The Independent Expert’s fees and any costs it properly incurs in arriving at its determination (including any fees and costs of any advisers appointed by the Independent Expert) shall be borne by the parties in equal shares or in such proportions as the Independent Expert may direct.

11.11

In the event that OUI has admitted or the Independent Expert has determined that OUI has granted a Licence to the Exclusive Rights then OUI will pay to the Licensee a sum equal to all consideration paid to OUI under the Licence to the Exclusive Rights (including consideration that is not in the form of cash payments where it is possible to put a cash value on such a payment). OUI will pay that sum to the Licensee as soon as possible and in any event no later than [***] following the date of admission by OUI or the Independent Expert’s determination and will continue to pay a sum equal to all further consideration received by OUI under any such Licence to the Exclusive Rights no later than [***] after receipt. The parties agree that the payment of such sums to the Licensee represent the full amount of compensation to which the Licensee is entitled and the extent of the OUI’s liability to the Licensee for any grant by the OUI of a Licence to the Exclusive Rights.

11.12

MRC shall not be entitled to profit from any grant of a licence to any third party in respect of the Licensed Technology that breaches the exclusive rights granted to the Licensee under clause 2 of this agreement. If MRC has been found by a court of competent jurisdiction to have committed a breach of this agreement towards the Licensee in relation to the grant of a licence to a third party in respect of the Licensed Technology that breaches the exclusive rights granted to the Licensee under clause 2 of this agreement (“Unauthorised Third-Party Licence”), then any payment received by MRC from the Unauthorised Third-Party Licence shall be disclosed to the Licensee (“Unauthorised Third-Party Licence Payment”) and the Licensee shall be entitled to reduce the payments due hereunder by [***]% and the percentage set out in clause 7.17 shall become [***] per cent ([***]%) until such time as the Unauthorised Third-Party Licence Payment, as found by a court of competent jurisdiction, have been paid in full to the Licensee. For the avoidance of doubt, the Licensee shall not withhold any payment due under this agreement pursuant to this clause 11.12 until a court of competent jurisdiction has ruled that MRC is in breach of this agreement in granting the Unauthorised Third-Party Licence.

12.	GENERAL

12.1	The parties hereto shall act in good faith in all matters relating to this agreement.

12.2

Registration—The Licensee must register its interest in any Application with any relevant authorities in the Territory as soon as legally possible. The Licensee must not, however, register an entire copy of this agreement in any part of the Territory or disclose its financial terms without the prior written consent of each of the Licensors, such consent not to be unreasonably withheld or delayed.

12.3

Advertising—The Licensee must not use the name of OUI, the University, MRC or the Inventors except any Inventor who is, or has been, a shareholder of the Licensee, in any advertising, promotional or sales literature, without the relevant party’s prior written approval save that the Licensee shall not have to seek re-approval for inclusion in any advertising, promotional or sales literature (but, for the sake of clarity, excluding any investment memoranda or other documentation prepared for the purpose of presentation to potential investors), any statement that has previously been approved by that party or included in any press release approved by that party.

12.4

Packaging—The Licensee will ensure that the Licensed Products and the packaging associated with them are marked suitably with any relevant patent or patent application numbers to satisfy the laws of each of the countries in which the Licensed Products are sold or supplied and in which they are covered by the claims of any patent or patent application, to the intent that the Licensors shall not suffer any loss or any loss of damages in an infringement action.

12.5

Thesis - This agreement shall not prevent or hinder registered students of the University from submitting for degrees of the University theses based on the Licensed Technology or registered students of the French Institutions from submitting for degrees of the French Institutions theses based on the DM1 Application or from following the University’s or the French Institutions’ procedures for examinations and for admission to postgraduate degree status.

12.6

Taxes—Where the Licensee has to make a payment to OU I under this agreement or where OU I has to make a payment to MRC under this agreement which attracts value-added, sales, use, excise or other similar taxes or duties, the Licensee (in respect of payments to OUI) or OUI (in respect of payments to MRC) will be responsible for paying those taxes and duties.

12.7

Further assurance—Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this agreement. MRC, in the case of an MRC Inventor, and OUI in the case of an Oxford Inventor, shall use their reasonable endeavours to procure that the Inventors shall do all such things and execute all such documents (including as deeds) as may be necessary to enable Licensee to enjoy the full benefit of the Licence and to comply with its obligations hereunder, including, for the avoidance of doubt, its obligations under clause 4.2 above.

12.8

Notices—All notices to be sent to OUI under this agreement must indicate the OUI Project Ns and should be sent, by post and email unless agreed otherwise in writing, until further notice to: [***]. All notices to be sent to MRC under this agreement must indicate the MRC Project Ns and should be sent, until further notice, to [***]. All notices to be sent to the Licensee under this agreement should be sent, until further notice, to the Licensee’s Contact and Address indicating the OUI Project Ns [***].

12.9

Force Majeure—If performance by a party of any of its obligations under this agreement (not including an obligation to make payment) is prevented by circumstances beyond its reasonable control, that party will be excused from performance of that obligation for the duration of the relevant event.

12.10

Assignment-The Licensee may assign any of its rights or transfer any obligations under this agreement in whole or in part, to an Affiliate and only for so long as it remains an Affiliate and the Licensors shall at the request of the Licensee execute a Deed of Novation to bring about that assignment. Except as provided in this clause, the Licensee may not assign any of its rights or transfer any of its obligations under this agreement without the prior written consent of each of the Licensors (such consent not to be withheld or delayed or conditioned except solely on reasonable grounds that primarily relate to avoiding any detrimental reputational impact on MRC or the University or the assignee having insufficient funds to fulfil the obligations of this agreement, it being acknowledged and agreed that if the assignee is a publicly listed company with a market capitalisation equal to or in excess of [***] it will be considered to have sufficient financial resources). If MRC and/or OUI assigns its rights in the Licensed Technology to any person it shall do so expressly subject to the Licensee’s rights under this agreement.

12.11

Severability—If any of the provisions of this agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired. The parties will, however, negotiate to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

12.12

No Partnership etc—Nothing in this agreement creates, implies or evidences any partnership or joint venture between a party and either or both of the other two parties, or the relationship between them of principal and agent.

12.13

Entire Agreement—This agreement constitutes the entire agreement between the parties in relation to the Licence to the exclusion of all other terms and conditions (including any terms or conditions which the Licensee purports to apply under any purchase order, confirmation order, specification or other document) and supersedes all prior agreements, whether written or oral, with respect to the subject matter of this agreement, including, for the avoidance of doubt, the Original Licence Agreement and the Addendum. The Licensee has not relied on any other statements or representations in agreeing to enter this agreement and waives all claims for breach of any warranty and all claims for any misrepresentation, (negligent or of any other kind, unless made by a Licensor fraudulently) in relation to any warranty or representation which is not specifically set out in this agreement. Specifically, but without limitation, this agreement does not impose or imply any obligation on OUI, MRC or the University to conduct development work. Any arrangements for such work must be the subject of a separate agreement between the University, MRC and/or the Licensee.

12.14

Variation - Any variation of this agreement must be in writing and signed by authorised signatories for each party. For the avoidance of doubt, the parties to this agreement may rescind or vary this agreement without the consent of any party that has the benefit of clause 12.16.

12.15

Waiver—No failure or delay by a party in enforcing its rights under this agreement, or at law or in equity will prejudice or restrict those rights. No waiver of any right will operate as a waiver of any other or later right or breach. Except as stated to the contrary in this agreement, no right, power or remedy conferred on, or reserved to, a party is exclusive of any other right, power or remedy available to it, and each of those rights, powers, and remedies is cumulative.

12.16

Rights Of Third Parties—The parties to this agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 the University and the people referred to in clause 11.6 will be able to enforce the terms of this agreement intended by the parties to be for their benefit as if the University and the people referred to in clause 11.6 were party to this agreement.

12.17

Governing Law—This agreement is governed by English Law, and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this agreement except in relation to any action in relation to Intellectual Property Rights or Confidential Information which may be sought in any court of competent jurisdiction.

12.18

General Compliance with Laws—Each Party shall at all times (and shall procure that any persons associated with it engaged in the performance of this Agreement shall) comply with all legislation, rules, regulations and statutory requirements (including, but not limited to, any applicable Bribery Act, Modem Slavery Act and Export Control Regulations) applying to and obtain any consents necessary in relation to the performance of this Agreement (including in the case of the Licensee, its use of the Licensed Technology and the use, development, manufacture, and sale of Licensed Products in any country or territory).

SCHEDULE 1

DEFINITIONS

(Clause 1)

Academic and Research Purposes means research, teaching or other scholarly use which is undertaken for the purposes of education and research and not at the behest of, or for the benefit of, any “for profit” and/or commercial entity.

Affiliate means any company or legal entity in any country Controlling or Controlled by the Licensee (or any legal entity in any country Controlling or Controlled by the sub-licensee in respect of clause 2.5).

Applications means the patent applications set out in Schedule 2 , and:

(a)	any patents granted in response to those applications;

(b)	any corresponding foreign patents and applications which may be granted in the Territory based on and deriving priority from those applications;

(c)	any addition, continuation, continuation-in-part, division, reissue, renewal or extension based on those applications; and

(d)	supplementary protection certificates based or in relation to the foregoing.

Business Day means a day, other than a Saturday or Sunday, on which clearing banks are permitted to open in London.

Clinical Patient Care means diagnosing, treating and/or managing the health for Academic and Research Purposes only of persons under the care of an individual having the right to use the Licensed Technology in the event that such Licensed Technology is capable of application in a healthcare setting without further development.

Commercially Reasonable Endeavours means the effort a prudent and determined company of comparable size and sector to the Licensee would take to pursue the goal of developing and Marketing Licensed Products to maximize the financial return and fulfil the steps laid out in the Development Plan having regard to the time value of money and the risks associated with such development and exploitation.

Completion Fee means the fee of [***] set out in Schedule 2 of, and payable under, the Original Licence Agreement.

Compound means a biological or chemical compound, including compounds which comprise one or more amino acids (such as a peptide) or nucleic acids (including siRNA, mRNA, shRNA or DNA) or a combination thereof

Confidential Information means in relation to each party any materials, trade secrets or other information disclosed by that party to another party that would be regarded as confidential by a reasonable business person or information which is identified as being confidential or otherwise designated to show expressly that it is imparted in confidence. Without limiting the foregoing subject to clauses 3 and 6 the Licensed Technology, to the extent that it is not disclosed by the Applications when published, and this agreement shall be deemed Confidential Information of MRC, OUI and the Licensee.

Control means:

(a)	ownership of more than fifty percent (50%) of the voting share capital of the relevant entity; or

(b)	the ability to direct the casting of more than fifty percent (50%) of the votes exercisable at a general meeting of the relevant entity on all, or substantially all, matters.

Development Plan means the plan set out in Schedule 5 as revised in accordance with clause 8.3.

DPEP means a [***].

DPFS Funded Technology means all inventions, materials, works, data, know-how and other results arising from the performance of the DPFS Project and all Intellectual Property Rights and rights protecting confidential information therein.

DPFS Project means the project of work as described in MRC reference [***] and the University of Oxford reference [***], a non-confidential outline of which was set out in Schedule 1 of the Addendum, and any revisions or extensions of that project of work.

Exit Buy Out Amount means the amount set out in Schedule 2 .

Exit Event means (i) the acquisition of all or part of the share capital of the Licensee (or one of its Affiliates) by a third party (the “Acquiror”) where, as a result of such acquisition, the Acquiror obtains direct or indirect Control of the Licensee but excluding (a) any transaction where the shareholders of the Acquiror are the same as the shareholders of the Licensee prior to the transaction in question; (b) any transaction where one shareholder of the Licensee acquires the shareholding of another shareholder in Licensee; and (c) any transaction, the primary purpose of which is for the Licensee or any of its Affiliates to raise capital (other than by initial public offering) whether or not any allotments of shares on such capital raise result in any person gaining direct or indirect Control of the Licensee; or (ii) an initial public offering of the Licensee’s shares on a stock exchange or any market where such shares are offered to private and/or institutional investors.

Exit Fee means the fees to be paid by the Licensee to OUI following an Exit Event calculated in accordance with the table set out in Schedule 2 and payable in accordance with clause 7.4 of the main body of this agreement.

Exit Valuation means the value of the Licensee as valued at the Exit Event in terms of the Licensee’s share capital or its business or assets (as applicable), including all elements of deferred consideration, less the total subscription amount received by the Licensee from its shareholders for shares held in the Licensee prior to the Exit Event.

Exploit means to make, have made, import, use, sell, or offer for sale, Market, research, develop, trial, register, modify, enhance, improve, manufacture, have manufactured, hold/keep (whether for disposal or otherwise), formulate, optimise, have used, export, transport, distribute, promote, market or have sold or otherwise dispose or offer to dispose of or otherwise exploit, a Compound or product and “Exploitation” and “Exploiting” shall be construed accordingly.

Fee Income Royalty Rate means the royalty rate set out in Schedule 2 .

First Commercial Sale means the first sale for monetary value for use or consumption by the general public of a Licensed Product in any country after all health registration approvals necessary to commence regular commercial sales of such Licensed Product have been obtained in such country.

First Licensed Product means the specific Licensed Product which is the subject of the first commercial sale of a Licensed Product to a third party by the Licensee or one of the Licensee’s sub-licensees.

Gross Receipts means the amount of any payments (excluding any funding for research and/or development even if provided by a commercial third party) and the value of any non-monetary receipt received from time to time by OUI from the Licensee under this agreement arising from any exploitation of the Licensed Technology or any Legal Action in respect of the Licensed Technology under this agreement (including, without limitation, Milestone Fee, Completion Fee, Restatement Completion Fee, Exit Fee, royalties on sales of Licensed Product, fees income or sublicensing income). For the avoidance of doubt, “Gross Receipts” shall exclude DM1 Past Patent Costs and the Licensed Data Fee.

Indemnified Claim means any claim under which MRC, OUI and the University are entitled to be indemnified under clause 11.4.

Intellectual Property Rights means patents, trade marks, copyrights, database rights, rights in designs, and all or any other intellectual or industrial property rights, whether or not registered or capable of registration.

Inventor means the inventors named in the Applications and identified in Schedule 2.

Legal Action means commencing or defending any proceedings before a court or tribunal in any jurisdiction in relation to any exclusive rights included in the Licensed Technology including all claims and counterclaims for misappropriation, infringement and for declarations of non-infringement or invalidity.

Licence means the licence granted by the Licensors to the Licensee under clause 2.3.

Licence Year means each twelve (12) month period beginning on 26 March 2018 and each anniversary thereof.

Licensed Data means that part of the DPFS Funded Technology that arose from the study of DPEPs, specifically identiflied in Schedule 3.

Licensed Data Fee means the fee set out in Schedule 2 .

Licensed Know-How means:

(a)

All confidential information relating to the Applications or the technology described in the Applications that is communicated in writing to the Licensee by OUI under this agreement and within [***] after the date of the Original Licence Agreement;

(b)

All confidential unpatented technical and other information documented in electronic or written form owned by MRC generated up to [***] by the research group led by [***] relating to the Applications which is not in the public domain and that is set out in Schedule 4.

(c)

unpatented technical and other information documented in electronic or written form owned by OUI and/or the University generated up [***] by the research group led by [***] relating to the Applications which is not in the public domain and that is set out in Schedule 4.

Licensed Product means any product, process, service or composition which is entirely or partially developed or produced by means of or which incorporates or makes use of any part of the Licensed Technology.

Licensed Technology means the Applications, the Licensed Know-How, the Licensed Data (to the extent, in the case of licensed rights, that OUI and MRC are legally able to grant a sub-licence of the same).

Licensee’s Contact and Address means the address for the Licensee set out in Schedule 2 of this agreement.

Licensors means MRC and OUI.

Market (or Marketed or Marketing) means, in relation to a Licensed Product, offering to sell, lease, licence or otherwise commercially exploit the Licensed Product or the sale, lease, licence or other commercial exploitation of the Licensed Product.

Medicines Access Policy means the policy of the University to promote access to pharmaceutical and other products and services, the current version of which is available at www.admin.ox.ac.uk/researchsupport/inteqrity/access

Milestone and Milestone Fee means the milestones, and the amounts payable on achievement of each of the milestones, set out in Schedule 2.

MRC Inventors means the inventors identified in Schedule 2 under the heading ‘MRC Inventors’.

Net Receipts means the Gross Receipts less the costs incurred by OUI in connection with the exploitation and protection of the Licensed Technology. Such costs are:

(a)	official filing fees;

(b)

patent agents’ cost and legal, accounting and other advisory and consultancy fees, including those incurred in connection with the Applications and which are not paid for or reimbursed by the Licensee to OUI under this agreement;

(c)	a charge for OUI’s overheads, being a sum equal to [***] percent of the gross receipts less the direct costs referred to in sub-clauses (a) and (b) above;

(d)

Value Added, sales, excise and withholding taxes which are imposed in respect of the gross receipts, the Net Receipts or the costs referred to in sub-clause (a) to (c), and which OUI is unable to offset or recover.

Net Sales means the gross selling price of the Licensed Product in the form in which it is Marketed by the Licensee, less:

(a)	trade, quantity or cash discounts actually given;

(b)	outbound carriage and packaging expenses actually paid;

(c)	customs duties, sales taxes or other taxes imposed upon and paid with respect to such sales (excluding personal taxes); and

(d)	amounts allowed or credited or retroactive price reductions or rebates actually given/paid.

Any refund of any of the foregoing amounts previously deducted from Net Sales shall be appropriately credited upon receipt.

The Licensee may, at its option, allocate the above deductions from sales of Licensed Products based upon accruals estimated reasonably and consistently with the Licensee’s standard business practices. If the Licensee elects to utilise such accruals, actual deductions will be calculated and, if applicable, a “true-up” made, on an annual basis.

A transfer of a Licensed Product (as a product) from Licensee to an Affiliate shall not be deemed to be a sale hereunder provided that if a sale of a Licensed Product is to an Affiliate of the Licensee and such Affiliate is the end user of the Licensed Product, then the “gross selling price” with respect to such sale shall, for the purposes of calculating “Net Sales”, be the greater of (a) the sums actually received and (b) the sums which would have been received had such sale of the Licensed Product been to a person at arm’s length with the seller.

For the avoidance of doubt, the value of any Licensed Product transferred to a collaboration partner, contract research organisation or clinical trial site for the purposes of conducting pre-clinical development and/or clinical trials under the Development Plan (or part of it) shall be excluded from the calculation of Net Sales.

Non-Commercial Use means Academic and Research Purposes and the purposes of Clinical Patient Care. This includes the right for the University and MRC to license the Licensed Technology to any of its collaborators or existing funders in connection with and solely for the University’s and/or MRC’s or such collaborators’ or funders’ Academic and Research Purposes; but it does not include the right to grant any licence to commercially Exploit the Licensed Technology.

Oxford Inventor means the Inventors identified as being from Oxford in Schedule 2 .

Quarter means each period of three calendar months during a Licence Year with the first quarter commencing on the first day of each Licence Year.

Paris Inventors means the Inventors identified as being from Paris in Schedule 2 .

Restatement Completion Fee means the fee set out in Schedule 2 .

Royalty Rate means the royalty rate or rates set out in Schedule 2 .

Royalty Report means the report to be prepared by the Licensee under clause 9.2.

Royalty Threshold means Net Sales by the Licensee of [***].

Sub-licensing Royalty Rate means the sub-licensing royalty rate set out in Schedule 2 .

Subsequent Licensed Products means all Licensed Products but excludes the First Licensed Product.

Territory means the territory or territories set out in Schedule 2 excluding any territory or territories removed through the operation of clause 4.3.

Therapeutic Agent means a Compound which is intended to or does modulate or otherwise exert an effect upon a biological process or function;

University means the Chancellor, Masters and Scholars of the University of Oxford whose administrative offices are at the University Offices, Wellington Square, Oxford 0X1 2JD.

Valid Claim means a granted or currently pending claim included in the Applications that has not expired nor been held permanently revoked, unpatentable, invalid or unenforceable by a court or tribunal of competent jurisdiction in a final and non- appealable judgment; nor been rendered unenforceable through disclaimer or otherwise abandoned.

SCHEDULE 2

APPLICATIONS:

[***]

INVENTORS:

[***]

Territory (Clause 2.3):	Worldwide

Restatement Completion Fee (clause 7.1):	[***]

Licensed Data Fee (clause 7.1):	[***]

DM1 Past Patent Costs (clause 4.1):	[***]

Royalty Rate (clause 7.2):	[***]% on all Net Sales of First Licensed Product [***]% on Net Sales of Subsequent Licensed Products.

Fee Income Royalty Rate (clause 7.5):

[***]% where the Licensee enters into sublicensing or partnering arrangement prior to the third Licence Year.

[***]% where the Licensee enters into the sublicensing agreement or partnering arrangement in the third Licence Year.

[***]% where the Licensee enters into the sublicensing agreement or partnering arrangement after the third Licence Year.

Sublicensing Royalty Rate (clause 7.6):

[***]% where the Licensee enters into the sublicence prior to the third Licence Year.

[***]% where the Licensee enters into the sublicence in the third Licence Year.

[***]% where the Licensee enters into the sublicence after the third Licence Year.

Exit Buy Out Amount (clause 7.3):	[***]

Exit Fee (clause 7.3):

An amount equal to a percentage of the Exit Valuation calculated as follows:

[***]% on amounts up to the first [***] of the Exit Valuation

[***]% on amounts greater than [***] and less than [***] of the Exit Valuation

[***]% on any part of the Exit Valuation above [***]

Subject to an overall cap on the Exit Fee of £5 million

Licensee’s Contact and Address (clause 12.7):
[***]

Milestone and Milestone Fee (clause 7.18):

Milestone	Milestone Fee
[***]	[***]
[***]	[***]

SCHEDULE 3

LICENSED DATA

[***]

SCHEDULE 4

LICENSED KNOW-HOW

[***]

33

SCHEDULE 5

DEVELOPMENT PLAN

[***]

SCHEDULE 6

DEED OF COVENANT

Oxford University Innovation Limited

University Offices,

Wellington Square,

Oxford 0X1 2JD, England

MEDICAL RESEARCH COUNCIL

2nd Floor David Phillips Building

Polaris House

North Star Avenue,

Swindon SN2 1FL, UK

Date: [insert date]

Dear Sirs,

Sub-Licence between PepGen Limited (the “Licensee”) and [insert details of Sub-Licensee] dated [insert date] (the “Sub-Licence”)

As part consideration for the grant of a sub-licence from the Licensee to use [insert details of licensed technology] (the “Licensed Technology”), the Sub-Licensee hereby covenant to Oxford University Innovation Limited and Medical Research Council as part of United Kingdom Research and Innovation (the “Licensors”) and the Licensors covenant with the Sub-Licensee that:

1.

Should the head licence between the Licensee and the Licensors be terminated for whatever reason, the Licensors and the Sub-Licensee shall enter into a direct licence containing the same obligations and liabilities as set forth in the Sub-Licence and the Sub-Licensee will pay all due and payable monies under the Sub-Licence to the Licensors;

2.

Should the Sub-Licensee wish to further sub-licence the Licensed Technology where the Licensors has consented to the Sub-Licence including the right to do so, it shall procure that any sub-sub-licensee enters into a Deed of Covenant with the Licensors in a form substantially similar to this Deed of Covenant.

3.

The Licensors shall have the right, during the term of the Sub-Licence, through an independent certified accountant appointed by the Licensors (the “Auditor”), to audit all accounts on at least [***] written notice no more than once each calendar year for the purpose of determining the accuracy of the royalty reports and payments. The Auditor shall be:

(a)	permitted to enter the principal place of business of the Sub-Licensee upon reasonable notice to inspect such records and accounts;

(b)	entitled to take copies of or extracts from such records and accounts;

(c)	given all other information by the Sub-Licensee as may be necessary or appropriate to enable the amount of royalties payable to be ascertained including the provision of relevant records; and

(d)

shall be allowed access to and permitted to conduct interviews of any sales, engineering or other staff of the Sub-Licensee in order to verify the accuracy of the records and accounts and the accuracy of any royalty statements provided to the Licensors.

If on any such audit a shortfall in payments of greater than [***] percent ([***]%) is discovered by the Auditor in respect of the audit period, the Sub-Licensee shall pay the audit costs of the Licensors.

EXECUTED AND DELIVERED AS A DEED by

[Insert details of Sub-Licensee] in the presence of:-

Signature of Witness:

Name of Witness:

Address:

EXECUTED AND DELIVERED AS A DEED by

OXFORD UNIVERSITY INNOVATION LIMITED in the presence of:-

Signature of Witness:

Name of Witness:

Address:

EXECUTED AND DELIVERED AS A DEED by

MEDICAL RESEARCH COUNCIL AS PART OF UNITED KINGDOM RESEARCH AND

INNOVATION in the presence of:-

Signature of Witness:

Name of Witness:

Address:

SCHEDULE 7

PERSONS WITH AN OWNERSHIP INTEREST IN THE LICENSED TECHNOLOGY

The French Institutions

AS WITNESS this agreement has been signed by the duly authorised representatives of the parties.

SIGNED for and on behalf of		)
OXFORD UNIVERSITY		)
INNOVATION LIMITED:		)
acting by:	Adam Stoten	)	/s/ Adam Stoten
Date: 11/23/2020)

SIGNED for and on behalf of		)
MEDICAL RESEARCH COUNCIL AS PART OF		)
UNITED KINGDOM RESEARCH AND		)
INNOVATION		)
Acting by:	Georgia Gliki	)	/s/ Georgia Gliki

Date 11/23/2020

SIGNED for and on behalf of		)
PEPGEN LIMITED		)
acting by:	Caroline Godfrey	)	/s/ Caroline Godfrey
Date: 11/20/2020)